UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 9, 2007
(January 4, 2007)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Alexza Pharmaceuticals, Inc. 1020 East Meadow Circle Palo Alto, California	94303

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 687-3900

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
2006 Performance Bonus Program Payout.
     On June 1, 2006, the Board of Directors (the “Board”) of Alexza Pharmaceuticals, Inc. (“Alexza” or the “Company”), based upon the approval and recommendation of the Compensation Committee (the “Committee”), approved the adoption of the 2006 Performance Bonus Program (the “Bonus Program”) for the Company’s employees, including its executive officers. The Bonus Program was adopted to attract, motivate and retain the Company’s employees.
     In order to be eligible for participation in the Bonus Program, an employee must have been employed by the Company for at least six months (i.e. a start date before July 1, 2006) and still have been employed at the end of 2006. Employees employed more than six months, but less than one year, were eligible to receive a pro-rated bonus payout. The annual cash bonuses and stock option awards, if any, for all employees, including executive officers, were calculated in accordance with a formula that takes into account base salary and accomplishment of specified corporate, departmental and individual goals. The Board determined the achievement of the corporate goals and the Company’s management team determined the achievement of departmental and individual goals. The relative weighting of the components of the goals, the allocation of awards between cash bonuses and stock option awards, and the percentage of base salary used to determine bonus eligibility vary by the levels of employee, with the bonuses of executive officers being weighted toward achievement of corporate goals, stock option awards and a higher percentage of base salary. Stock option awards were valued based on a Black Scholes calculation of the option award value. Payment of bonuses pursuant to the Bonus Program were based on the achievement of the following corporate goals: (i) completion of the Company’s initial public offering; (ii) certain corporate development goals; (iii) achievement of certain commercial manufacturing goals; (iv) achievement of certain clinical trial advancement goals; and (v) corporate/financial goals relating to achievement of certain financial measures (collectively, the “2006 Corporate Goals”).
     On January 4, 2007, our Board reviewed our fiscal year 2006 results measured against the 2006 Corporate Goals . Our Board determined, upon recommendation of the Committee, that the Company attained a specified percentage of our 2006 Corporate Goals. Based on this determination, the Committee and our Board approved specific cash bonus payments and the issuance of options to purchase shares of our common stock. We issued the stock options and paid cash bonuses effective as of January 4, 2007.
     The stock options were granted under and in accordance with the terms and conditions of our 2005 Equity Incentive Plan (which was filed as Exhibit 10.4 to our Registration Statement on Form S-1 (No. 333-130644), our “2005 Equity Incentive Plan”). All of the options have an exercise price of $11.70 per share (the closing price of our common stock on January 4, 2007) and are incentive stock options for tax purposes. Certain non-executive officer employees and all of our executive officers were granted ten (10) year options to purchase shares of our common stock. The number of options granted to our employees was calculated in accordance with a formula outlined above. These options will vest over a one-year period, with 50% of the options vesting on the date of grant, and the remaining 50% of such options vesting on the one year anniversary of the date of grant (subject to acceleration in accordance with the terms of Sections 10(c) and (d) of our 2005 Equity Incentive Plan). The form of stock option grant notice relating to these options conforms to the standard form of grant notice filed as Exhibit 10.5 to our Registration Statement on Form S-1 (No. 333-130644).

Executive Compensation Increases and Option Grants
     On January 4, 2007, our Board, upon recommendation of the Committee, approved the following 2007 annual base salaries, cash bonus payments and stock option issuances for our executive officers. The salaries, bonuses and stock option grants were determined in the manner described above and are consistent with our pre-established corporate and individual performance goals.

		2006 Cash Bonus	2006 Year-End
Executive Officer	2007 Base Salary	($)	Option Grant Shares
Thomas B. King President and Chief Executive Officer	$380,000	$102,200	5,159
James V. Cassella, Ph.D. Senior Vice President, Research and Development	$303,750	$56,595	2,856
August J. Moretti Senior Vice President, Chief Financial Officer and Secretary	$303,750	$56,595	2,856
Jeffrey S. Williams Senior Vice President, Business and Corporate Development	$252,500	$46,958	2,370
     We will provide additional information regarding the compensation awarded to our “named executive officers” in respect of and during the year ended December 31, 2006, in the proxy statement for our 2007 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: January 9, 2007	By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer